Exhibit 9

September 4, 2003

GE Capital Life Assurance Company of New York

200 Old Country Road

Suite 240

Mineola, New York 11501

Re: GE Capital Life Assurance Company of New York

GE Capital Life Separate Account II

Post-Effective Amendment No. 11, Amendment No. 25

File Nos. 333-47016; 811-08475

Ladies and Gentlemen:

I have served as Counsel to GE Capital Life Assurance Company of New York (the “Company”) and its GE Capital Life Separate Account II (the “Separate Account”) in connection with the registration of an indefinite number of securities in the form of variable annuity contracts (the “Contracts”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended. I have examined Post-Effective Amendment No. 11 and Amendment No. 25 to the Registration Statement on Form N-4, including all related documents and exhibits, and reviewed such questions of law, as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of New York and is duly authorized to sell and issue life insurance and annuity contracts.

2.	The Separate Account has been properly created and is a validly existing separate account pursuant to the laws of the State of New York.

3.	The issuance and sale of the individual flexible premium variable deferred annuity contracts have been duly authorized by the Company. The Contracts, when issued and sold in the manner stated in the Registration Statement, will be legal and binding obligations of the Company in accordance with their terms, except that clearance must be obtained, or the Contracts must be approved, prior to the issuance thereof in certain jurisdictions.

4.	To the extent so provided under the Contracts, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account, will not be chargeable with liabilities arising out of any other business that the Company may conduct.

September 4, 2003

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 11 and Amendment No. 25 to the Registration Statement filed on Form N-4 for the Contracts and the Separate Account.

Very truly yours,

/s/ Heather Harker

Heather Harker

Vice President and Associate General Counsel